Exhibit 3.2.47

ARTICLES OF INCORPORATION

OF

WCHS OF COLORADO (G), INC.

FIRST. The name the corporation is

WCHS OF COLORADO (G), INC.

SECOND. Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign. and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

FOURTH. The amount of the total authorized capital stock of the corporation is One Million Dollars ($1,000,000) consisting of One Million (1,000,000) shares of stock of the par value of One Dollar ($1.00) each.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than. three (3) but not less than the number of stockholders.

The initial number of stockholders shall be two (2).

The names and post-office addresses of the first board of directors, which shall be two (2) in number, are as follows:

Jerry J. Gumpel	2470 “E” Street
San Diego, CA 92102

Galen E. Rogers	10384 El Capitan Real Road
El Cajon, CA

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in full and shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post-office address of the incorporator signing the articles of incorporation is as follows:

Jerry J. Gumpel	2470 “E” Street
San Diego, CA 92102

EIGHTH. The corporation is to have perpetual existence.

NINTH. In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

(a) Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

(b) To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorized and cause to be executed mortgages and liens upon the real and personal property of this corporation.

(c) By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

(d) When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease, or exchange all of the property and assets of the corporation, including its goodwill and its corporation franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

TENTH. Meetings of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hands this      day of March, 1987.

/s/ Jerry J. Gumpel
JERRY J. GUMPEL

State of California

County of San Diego

On this      day of March, 1987, before me, a Notary Public, personally appeared JERRY J. GUMPEL, who acknowledged that he executed the above instrument.

/s/ Paula Bayard
NOTARY PUBLIC
Paula Bayard